As filed with the Securities and Exchange Commission on October 15, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2423556 (I.R.S. Employer Identification No.)

Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328
(Address of Principal Executive Offices) (Zip Code)

Spectrum Brands, Inc. 2009 Incentive Plan
(Full title of the plan)

John T. Wilson, Esq.
Senior Vice President, Secretary and General Counsel
Spectrum Brands, Inc.
Six Concourse Parkway, Suite 3300
Atlanta, Georgia 30328
(770) 829-6200
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

___________________________________

CALCULATION OF REGISTRATION FEE
Title Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (3)
Common Stock, par value $0.01 per share (1)	3,333,333 shares	$22.90	$76,333,325.70	$4,259.40

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, (the “Securities Act”) this Registration Statement shall also cover, in addition to the number of shares stated above, an indeterminate number of additional shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Registrant which may become issuable under the Registrant’s 2009 Incentive Plan (the “2009 Incentive Plan”) by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock reported on the OTC Bulletin Board on October 13, 2009.

(3)
The registration fee has been calculated pursuant to Section 6(b) of the Securities Act by multiplying .00005580 by the proposed maximum aggregate offering price (as computed in accordance with Rule 457 under the Securities Act solely for the purpose of determining the registration fee of the securities registered hereby).

EXPLANATORY NOTE

As previously reported, on February 3, 2009, Spectrum Brands, Inc. (the “Company”) and its United States subsidiaries (together with the Company, collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”) seeking reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Bankruptcy Code. On July 15, 2009, the Bankruptcy Court entered a written order (the “Confirmation Order”) confirming the Debtors’ Joint Plan of Reorganization, as amended by the first modification and the second modification (the amended plan as so confirmed, the “Plan”).

On August 28, 2009 (the “Effective Date”), the Plan became effective and the Debtors emerged from reorganization proceedings under the United States Bankruptcy Code.

On the Effective Date, by operation of the Plan, the Company’s old common stock and other equity interests existing immediately prior to the Effective Date (the “Old Equity”) were cancelled and the Company issued new shares of common stock, par value $0.01 per share (the “New Common Stock”). Upon the Effective Date, by operation of the Plan and in connection with the cancellation of the Old Equity, any and all equity awards granted under, and understandings with respect to participation in the Company’s incentive equity plans in effect prior to the Effective Date became null and void as of the Effective Date.

On the Effective Date, pursuant to the Plan, the 2009 Incentive Plan (the “2009 Incentive Plan”) for all members of management (including the named executive officers), employees, and directors of the reorganized Debtors and any of the Company’s other subsidiaries as are designated by the Company’s board of directors, or a committee designated by such board of directors, with respect to the New Common Stock became effective.  Effective as of the Effective Date, the Company’s board of directors adopted a new management equity program(the “Management Equity Program”) under the 2009 Incentive Plan. Under the Management Equity Program, grants will be made over a three-year period in three tranches and will consist of a mix of stock options and restricted stock units. The Management Equity Program adopted by the Company’s board of directors on the Effective Date, contemplates grants of up to 7.5% of the total number of shares of New Common Stock issued or reserved for issuance on the Effective Date, equating to 2,500,000 shares, out of the total of 3,333,333 shares available to be granted under the 2009 Incentive Plan.

This Registration Statement on Form S-8 registers the issuance of an aggregate of 3,333,333 shares of Common Stock authorized for issuance under the 2009 Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule

424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (as updated by the Current Report on Form 8-K filed with the SEC on September 18, 2009);

(2)	Quarterly Reports on Form 10-Q for the fiscal quarters ended December 28, 2008, March 29, 2009 and June 28, 2009;

(3)
Current Reports on Form 8-K filed with the SEC on October 10, 2008, October 27, 2008, November 5, 2008, November 12, 2008, November 21, 2008, December 16, 2008, February 3, 2009, February 9, 2009, February 27, 2009, March 11, 2009, March 26, 2009, April 10, 2009, April 15, 2009, April 22, 2009, May 5, 2009, May 12, 2009, June 1, 2009, June 15, 2009, June 17, 2009, June 25, 2009, July 16, 2009, August 7, 2009, August 26, 2009, August 31, 2009, September 2, 2009, September 15, 2009, September 18, 2009, October 5, 2009 and October 13, 2009; and

(4)	The description of Common Stock contained in the Registrant’s Current Report on Form 8-K filed with the SEC on October 5, 2009.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

The legality of the shares of Common Stock being registered by this Registration Statement has been passed upon by John T. Wilson, Esq., who is the Senior Vice President, Secretary and General Counsel of the Registrant.  As an employee of the Registrant, Mr. Wilson is eligible to participate in, and will likely receive awards under, the 2009 Incentive Plan.

Item 6.      Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as employees and agents, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, that are actually and reasonably incurred in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification if the person seeking indemnification has been found liable to the corporation. The statute provides that it is not excluding other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) contains an indemnification provision that provides that the Company will indemnity and hold harmless, to the fullest extent permitted by applicable law, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of us, or has or had agreed to become a director of us, or, while a director or officer of us, is or was serving at our request as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection therewith.  The Certificate of Incorporation also provides that the Company will pay the expenses incurred in defending any such proceeding in advance of its final disposition, to the extent not prohibited by applicable law and, to the extent required by applicable law, the Company receives an undertaking to repay such amount advanced if it is ultimately determined that such person is not entitled to be indemnified.  These rights are not exclusive of any other right that any person may have or acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Certificate of Incorporation provides that, to the fullest extent permitted under the Delaware General Corporation Law, none of the Company's directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.  This provision is known as an exculpation provision.  This exculpation provision is limited by Section 102(b)(7) of the Delaware General Corporation Law, which prohibits the elimination or limitation of the personal liability of a director:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for payments of unlawful dividends or unlawful stock purchases or redemptions under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

The Certificate of Incorporation provides that any repeal or amendment of the indemnification or the exculpation provision by the stockholders of the Company or by changes in law, or the adoption of any other provision of the Certificate of Incorporation inconsistent with this provision, will, unless otherwise required by law, be prospective only (except, with respect to the indemnification provision, such amendment or change permits the Company to provide broader rights retroactively), and will not in any way diminish or adversely affect any right or protection of a director of the Company existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

In addition, the Company maintains liability insurance for its directors and officers and for the directors and officers of its majority-owned subsidiaries. This insurance provides for coverage, subject to certain exceptions, against loss from claims made against directors and officers in their capacity as such, including claims under the federal securities laws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.	Undertakings.

a.           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 15th day of October, 2009.

SPECTRUM BRANDS, INC.

By:	/s/ Anthony L. Genito
Anthony L. Genito
Executive Vice President,
Chief Financial Officer and Chief
Accounting Officer

Power of Attorney and Signatures

We, the undersigned officers and directors of the Registrant, hereby severally constitute and appoint Kent J. Hussey, Chairman of the Board and Chief Executive Officer, Anthony L. Genito, Executive Vice President, Chief Financial Officer and Chief Accounting Officer, and John T. Wilson, Senior Vice President, General Counsel and Secretary, of Spectrum Brands, Inc., and each of them individually, our true and lawful attorneys-in-fact with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable the Registrant to comply with all requirements of the Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 15, 2009:

/s/ Kent J. Hussey	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
Kent J. Hussey

/s/ Anthony L. Genito	Executive Vice President, Chief Financial Officer and Chief Accounting Officer (Principal Financial and Accounting Officer)
Anthony L. Genito

/s/ Kenneth C. Ambrecht	Director
Kenneth C. Ambrecht

S-1

/s/Eugene I. Davis	Director
Eugene I. Davis

/s/ Marc S. Kirschner	Director
Marc S. Kirschner

/s/ Norman S. Matthews	Director
Norman S. Matthews

/s/ Terry L. Polistina	Director
Terry L. Polistina

/s/ Hugh R. Rovit	Director
Hugh R. Rovit

S-2

Exhibit Index

Exhibit Number	Description
3.1	Certificate of Incorporation of Spectrum Brands, Inc., dated August 28, 2009 (1)
3.2	By-Laws of Spectrum Brands, Inc., adopted as of August 28, 2009 (1)
4.1
Registration Rights Agreement dated as of August 28, 2009, by and among Spectrum Brands, Inc. and the investors listed on the signature pages thereto, with respect to the Company’s 12% Senior Subordinated Toggle Notes due 2019 (1)

4.2
Registration Rights Agreement dated as of August 28, 2009, by and among Spectrum Brands, Inc. and the investors listed on the signature pages thereto, with respect to Spectrum Brands, Inc.’s equity. (1)

4.3	Specimen Common Stock Certificate (1)
4.4	See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of Common Stock (1)
5.1	Opinion of John T. Wilson, Esq.
10.1	Spectrum Brands, Inc. 2009 Incentive Plan (1)
23.1	Consent of KMPG LLP, an independent registered public accounting firm
23.2	Consent of John T. Wilson, Esq (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages of this Registration Statement)

(1)	Incorporated by reference to Spectrum Brands, Inc.’s Current Report on Form 8-K filed with the Commission on August 31, 2009.